Exhibit 4.5

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                    ], 20[__], by and among BWAY Holding Company, a Delaware corporation (the “Company”) and [                        ] (the “Joining Party”).

WHEREAS, the Joining Party is entitled to exercise [                    ] to receive or acquire [            ] shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the execution of this Joinder Agreement is a condition to such exercise;

WHEREAS, the Company, Kelso Investment Associates VI, L.P., a Delaware limited partnership, KEP VI, LLC, a Delaware limited liability company, Magnetite Asset Investors III L.L.C., a Delaware limited liability company, Warren J. Hayford, Marylou Hayford, Jean-Pierre Ergas, Thomas N. Eagleson, Kevin C. Kern, Jeffrey M. O’Connell and Kenneth M. Roessler entered into a Registration Rights Agreement, dated as of February 7, 2003 (as such agreement may hereafter be amended pursuant to the terms thereof, the “Registration Rights Agreement”), a copy of which as in effect on the date hereof is attached as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.         Agreement by the Joining Party. The Joining Party acknowledges receipt of, and having read, a copy of the Registration Rights Agreement. The Joining Party hereby accepts and agrees to be bound by, and further covenants and agrees that he or she will comply with, all of the terms and conditions of the Registration Rights Agreement (as each may be amended from time to time), as if he or she were a Management Securityholder (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement.

2.         Agreement by the Company. The Company hereby accepts the Joining Party as a party to the Registration Rights Agreement as if the Joining Party were a Securityholder (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement, and agrees that it will, treat the Joining Party as if he were a Management Securityholder under the Registration Rights Agreement.

3.         Notices. Section 11.8 of the Registration Rights Agreement shall be amended to reflect the inclusion thereto of the Joining Party with the following address:

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________________

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Facsimile: [                        ]

4.         Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

5.         Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the date first above written.

BWAY HOLDING COMPANY

By:
Name:
Title:

[JOINING PARTY]

By:
Name:
Title:

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EXHIBIT A

REGISTRATION RIGHTS AGREEMENT